                                                                     EXHIBIT (b)


                          LONG ISLAND LIGHTING COMPANY
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                           (In thousands of Dollars)

                                       Twelve Months                        For the Year Ended December 31,
                                          Ended          --------------------------------------------------------------------
                                       June 30,1995        1994           1993            1992            1991         1990
                                       -------------     --------     ----------        --------      ----------   ----------
Net Income/(Loss)
   per Statement of Income               $319,134        $301,852       $296,563        $301,974        $305,538     $319,637(a)

Less:
   Equity in earnings/loss of less
     than 50% owned subsidiary
     companies                                117              89             77              93              87           86

Add:
   Distributed income of less
     than 50% owned subsidiary
     companies                                117             117             58              87              58           58
                                       ----------        --------     ----------        --------      ----------   ----------
                                          319,134         301,880        296,544         301,968         305,509      319,609

Add:
   Federal income tax                     196,196         176,712        172,276         160,962         181,653      183,281

   Appropriate portion of rentals           4,701           4,295          4,552           3,504           2,751        2,343

   Interest on long term-debt             419,340         437,751        466,538         450,621         472,974      467,700

   Other interest and amortizations        61,751          62,433         67,582          62,165          50,881       40,610
                                       ----------        --------     ----------        --------      ----------   ----------

  Net Income/(Loss) as adjusted        $1,001,122        $983,071     $1,007,492        $979,220      $1,013,768   $1,013,543(a)
                                       ==========        ========     ==========        ========      ==========   ==========
Fixed Charges:

   Appropriate portion of rentals          $4,701          $4,295         $4,552          $3,504          $2,751       $2,343

   Interest on long term-debt             419,340         437,751        466,538         450,621         472,974      467,700

   Other interest and amortizations        61,751          62,433         67,582          62,165          50,881       40,610

   Preferred stock dividend
     requirements                          52,820          53,020         56,108          63,954          66,394       68,161

   Tax effect for preferred stock
     dividend requirements                 32,470          31,045         32,600          34,090          39,481       39,078
                                       ----------        --------     ----------        --------      ----------   ----------

           Total                         $571,082        $588,544       $627,380        $614,334        $632,481     $617,892
                                       ==========        ========     ==========        ========      ==========   ==========

Ratio of earnings to combined
   fixed charges and preferred
   stock dividends                           1.75            1.67           1.61            1.59            1.60         1.64
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(a)  Before cumulative effect of accounting change for unbilled gas revenue.